Pricing Supplement dated August 16, 2021 to the
Prospectus dated December 26, 2018 and
Prospectus Supplement dated November 19, 2020
Filed Pursuant to Rule 424(b)(2)
Registration No. 333-228614

The Bank of Nova Scotia
$7,000,000
Floored Floating-to-Fixed Rate Notes, Series A
Due August 18, 2026

• 100% repayment of principal at maturity, subject to the credit risk of the Bank • 5-year stated term • Designed to provide quarterly interest payments
•     For the first four quarterly interest periods (the first year): Floating Interest Rate of 2-Year U.S. dollar constant maturity swap (or “CMS”) Rate, subject to the Minimum Rate of 1.07%
•     For the fifth through twentieth quarterly interest periods (year 2 through year 5): Fixed Interest Rate of 1.07% per annum

The Floored Floating-to-Fixed Rate Notes, Series A due August 18, 2026 (the “Notes”) offered hereunder are unsubordinated and unsecured obligations of The Bank of Nova Scotia and are subject to investment risks including possible loss of the Principal Amount invested due to the credit risk of The Bank of Nova Scotia. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia.
The Notes will not be listed on any securities exchange or automated quotation system.
Neither the United States Securities and Exchange commission (“SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus or prospectus supplement. Any representation to the contrary is a criminal offense. The Notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation act (the “CDIC Act”), the United States Federal Deposit Insurance Corporation, or any other governmental agency of Canada, the United States or any other jurisdiction.
Scotia Capital (USA) Inc. (“SCUSA”) or any of our affiliates or agents may use this pricing supplement in market-making transactions in the Notes after their initial sale. Unless we, SCUSA or another of our affiliates or agents selling such Notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-23 of the accompanying prospectus supplement.
Investment in the Notes involves certain risks. You should refer to “Additional Risk Factors” beginning on page P-7 of this pricing supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement.

	Per Note	Total
Price to public	100.00%	$7,000,000.00
Underwriting commissions[1]	0.40%	$28,000.00
Proceeds to The Bank of Nova Scotia[2]	99.60%	$6,972,000.00
[1]
SCUSA, our affiliate, has agreed to purchase the Notes from us at the Principal Amount and, as part of the distribution of the Notes, has agreed to sell the Notes to other registered broker-dealers at a discount of $4.00 (0.40%) per Principal Amount of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

[2]
Excludes potential profits from hedging. For additional considerations relating to hedging activities see “Additional Risk Factors — The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

We will deliver the Notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on the Original Issue Date against payment in immediately available funds.
Scotia Capital (USA) Inc.

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the accompanying prospectus and the accompanying prospectus supplement, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.

Issuer:	The Bank of Nova Scotia (the “Bank”)

Issue:	Senior Note Program, Series A

Type of Note:	Floored Floating-to-Fixed Rate Notes

CUSIP / ISIN:	0641595B8 / US0641595B80

Aggregate Principal Amount:	$7,000,000

Minimum Investment:	$1,000

Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

Principal Amount:	$1,000 per Note

Currency:	U.S. Dollars

Trade Date:	August 16, 2021

Original Issue Date:	August 18, 2021

Maturity Date:	August 18, 2026

Business Day:	Any day which is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law, regulation or executive order to close in New York or Toronto

Interest Rate:
For the first four quarterly Interest Periods (the “Floating Interest Period”), interest will accrue at the Floating Interest Rate, subject to the Minimum Rate. For each subsequent quarterly Interest Period (the “Fixed Interest Period”) the Interest Rate will equal the Fixed Interest Rate. In each case, interest will be calculated on the basis of the Day Count Fraction described below.

Interest Payment Dates:	The 18th calendar day of each February, May, August and November, commencing November 18, 2021 and ending on the Maturity Date

Interest Period:
For each Interest Payment Date, the quarterly period from, and including, the previous Interest Payment Date (or the Original Issue Date in the case of the first Interest Payment Date) to, but excluding, the next applicable Interest Payment Date (or the Maturity Date in the case of the final Interest Payment Date), in each case, without any adjustment in the event an Interest Payment Date is postponed.

Fixed Interest Rate:	1.07% per annum

Floating Interest Rate:
The 2-Year CMS Rate, provided that the Floating Interest Rate will not be less than the Minimum Rate

As of the date of this pricing supplement the 2-Year CMS Rate is less than the Minimum Rate. Therefore, unless the Floating Interest Rate increases to greater than the Minimum Rate as of the relevant Interest Determination Dates during the Floating Interest Period, the Interest Rate applicable to the corresponding Interest Periods will be fixed and equal to the Minimum Rate. See “Additional Risk Factors — During the Floating Interest Period, the Amount of Each Interest Payment on an Interest Payment Date May Be Equal to the Minimum Rate” herein.

Minimum Rate:	1.07% per annum

2-Year CMS Rate:
For any Interest Determination Date, the rate for U.S. dollar swaps with a maturity of 2 years commencing as of such Interest Determination Date, as displayed on Reuters page “ICESWAP1” (or any successor service or page, as determined by the Calculation Agent) as of 11:00 a.m., New York City time, on such Interest Determination Date. If, on any Interest Determination Date, the 2-Year CMS Rate cannot be determined in this manner, then it shall be determined in an alternative manner, and may be based on the alternative rate, as described further herein under “Information About the 2-Year CMS Rate”.

Interest Determination Dates:	For each Interest Payment Date during the Floating Interest Period, two Business Days preceding the applicable Interest Reset Date

Interest Reset Dates:
For each Interest Payment Date during the Floating Interest Period, the previous Interest Payment Date (or the Original Issue Date in the case of the first Interest Payment Date which, accordingly, means that the Trade Date is the Interest Reset Date with respect to the first Interest Period)

Day Count Fraction:	30/360

Business Day Convention:
If any date of payment (including any Interest Payment Date or the Maturity Date) is not a Business Day, such payment will be made on the first following Business Day. No additional interest will accrue on the Notes as a result of such postponement, and no adjustment will be made to the length of the relevant Interest Period.

Status:
The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the CDIC Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime of any jurisdiction.

Canadian Bail-in Powers:	The Notes are not bail-inable debt securities (as defined in the accompanying prospectus) under the CDIC Act

Survivor’s Option:	Not Applicable

Form of Notes:	Book-entry

Calculation Agent:
Scotia Capital Inc., an affiliate of the Bank

The Calculation Agent will make all determinations with respect to the Notes, including, but not limited to, the Floating Interest Rate, any Successor 2-Year CMS Rate (and any corresponding changes to the terms of the Notes) and the amount payable on your Notes. All determinations made by the Calculation Agent shall be made in its sole discretion and, absent manifest error, will be final and binding on you and us, without any liability on the part of the Calculation Agent. We may change the Calculation Agent for your Notes at any time without notice and the Calculation Agent may resign as Calculation Agent at any time upon 60 days’ written notice to the Bank.

Record Date:	For interest due on an Interest Payment Date, the Business Day immediately preceding such Interest Payment Date

Tax Redemption:
The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price equal to the Principal Amount thereof together with accrued and unpaid interest to the date fixed for redemption, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay, on the next Interest Payment Date, additional amounts with respect to the Notes. See “Tax Redemption” in this pricing supplement.

Listing:	The Notes will not be listed on any securities exchange or automated quotation system

Use of Proceeds:	General corporate purposes, as discussed further herein under “Use of Proceeds and Hedging”

Clearance and Settlement:	Depository Trust Company

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 26, 2018, as supplemented by the prospectus supplement dated November 19, 2020, relating to our Senior Note Program, Series A, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the accompanying prospectus supplement. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying prospectus supplement; and last, the prospectus. The Notes may vary from the terms described in the accompanying prospectus and prospectus supplement in several important ways. You should read this pricing supplement, including the documents incorporated herein, carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth herein under “Additional Risk Factors” and in “Risk Factors” in the accompanying prospectus supplement. We urge you to consult your investment, legal, tax, accounting and other advisors regarding an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website:
Prospectus dated December 26, 2018:
http://www.sec.gov/Archives/edgar/data/9631/000119312518357537/d677731d424b3.htm
Prospectus Supplement dated November 19, 2020:
http://www.sec.gov/Archives/edgar/data/9631/000091412120004166/bn55448709-424b3.htm

PAYMENT AT MATURITY

We will pay you the Principal Amount of your Notes on the Maturity Date, plus the final interest payment.
In the event that the stated Maturity Date is not a Business Day, then the relevant repayment of principal plus the final interest payment will be made on the first following Business Day, as described under “Summary — Business Day Convention” herein.

INTEREST PAYMENTS

The Notes are Floored Floating-to-Fixed Rate Notes. Interest will accrue during the Floating Rate Period at a rate equal to the Floating Interest Rate, which will equal the 2-Year CMS Rate, subject to the Minimum Rate of 1.07% per annum. Thereafter, interest will accrue during the Fixed Rate Period at a rate equal to the Fixed Interest Rate of 1.07% per annum.
We describe payments as being based on a “Day Count Fraction” of “30/360, unadjusted, Business Day Convention”.
This means that the number of days in the applicable Interest Period will be based on a 360-day year of twelve 30-day months (“30/360”) and that the number of days in each Interest Period will not be adjusted if an Interest Payment Date falls on a day that is not a Business Day (“unadjusted”).
If any Interest Payment Date falls on a day that is not a Business Day (including the Interest Payment Date that is also the Maturity Date), the relevant interest payment will be made on the first following Business Day in accordance with the Business Day Convention, and no adjustment will be made to the amount payable or to the length of the relevant Interest Period.

ADDITIONAL RISK FACTORS

An investment in the Notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 6 of the accompanying prospectus.
You should understand the risks of investing in the Notes and carefully consider, with your advisers, the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus and prospectus supplement.
Risks Relating to Return Characteristics
During the Floating Interest Period, the Amount of Each Interest Payment on an Interest Payment Date May Be Equal to the Minimum Rate.
During the Floating Interest Period, you will receive interest on the applicable Interest Payment Date based on a rate per annum equal to the Floating Interest Rate fixed on the corresponding Interest Determination Date, subject to the Minimum Rate. As of the date of this pricing supplement and as specified herein under “Historical Performance Of The 2-Year CMS Rate”, the 2-Year CMS Rate is less than the Minimum Rate. Unless the Floating Interest Rate increases to a rate that is greater than the Minimum Rate as of the relevant Interest Determination Dates during the Floating Interest Period, the Interest Rate applicable to the Interest Periods during the Floating Interest Period will be fixed and equal to the Minimum Rate.
An Investment in the Notes is Subject to Interest Rate Risk and May be More Risky Than an Investment in Notes with a Shorter Term.
The Floating Interest Rate applicable to the Floating Interest Period and/or the Fixed Interest Rate applicable during the Fixed Interest Period may be lower than the interest rates for similar debt securities then-prevailing in the market. Accordingly, you would earn less interest on the Notes than you could earn on other investments with a similar level of risk available at such time. The value of your Notes may decline during a period of rising interest rates and the amount that you would receive for them in any secondary market transaction if you tried to sell them would be adversely affected. We have no control over a number of factors that may affect market interest rates, including geopolitical conditions and economic, financial, political, regulatory, judicial and other events that affect markets generally that are important in determining the existence, magnitude and longevity of these risks and their results. You will bear greater exposure to fluctuations in interest rates than if you purchased a similar investment with a shorter term.
Any payments on the Notes, including the interest payments and the payment at maturity, may not fully compensate you for any loss in value due to inflation and other factors relating to the value of money over time.
The Yield on the Notes May be Lower than the Yield on Conventional Debt Securities of Comparable Maturity.
The yield that you will receive on your Notes may be less than the return you could earn on conventional debt securities of comparable maturity. The interest payable for each Interest Period during the Floating Interest Period is linked to the 2-Year CMS Rate as of the applicable Interest Determination Date (subject to the Minimum Rate). If there is a decline in the 2-Year CMS Rate over the term of your Notes, the effective yield on your Notes for any such Interest Period may be less than that which would be payable on a conventional fixed-rate debt security of comparable maturity, including those issued by the Bank. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Risks Relating to Characteristics of the Floating Reference Rate
The 2-Year CMS Rate, and Therefore the Value of the Notes, May be Volatile and Will Be Affected by a Number of Factors
2-Year CMS Rate, and therefore the Floating Interest Rate and the market value of the Notes is subject to volatility due to a variety of factors, including but not limited to:
•	interest and yield rates in the market;
•	changes in, or perceptions about, 2-Year CMS Rate;
•	general economic conditions;
•	policies of the U.S. Federal Reserve Board regarding interest rates;
•	sentiment regarding underlying strength in the U.S. and global economies;
•	expectations regarding the level of price inflation;
•	sentiment regarding credit quality in the U.S. and global credit markets;
•	inflation and expectations concerning inflation;
•	performance of capital markets; and
•	geopolitical conditions and economic, financial, political, regulatory, judicial, military, public health or other events that affect markets generally and that may affect 2-Year CMS Rate.
The impact of any of the factors set forth above may enhance or offset some or all of the changes resulting from another factor or factors. A 2-Year CMS Rate that is lower than the Minimum Rate will result in the Floating Interest Rate being equal to the Minimum Rate specified under “Summary” herein.
Since August 2019, 2-Year CMS Rate has not been Published on a Significant Number of Scheduled Publication Days. If 2-Year CMS Rate is not Published and if Fewer than Three Leading Swap Dealers selected by the Calculation Agent Provide a Quote, 2-Year CMS Rate will be Determined by the Calculation Agent
Since August 2019, ICE Benchmark Administration Limited (“ICE”) has not published the 2-Year CMS Rate on a significant number of scheduled publication days. For example, in March and April 2020, the 2-Year CMS Rate was not published on any of the scheduled publication days. Beginning in 2019, ICE requested feedback from, and consulted with, market participants to discuss potential changes to its methodology for calculating CMS rates (including the 2-Year CMS Rate). Following the conclusion of that process, ICE announced that, effective May 29, 2020, it would update its methodology for calculating CMS rates in a manner it expects will reduce the number of days for which a CMS rate (such as the 2-Year CMS Rate) is not published. There is no guarantee that, even with these changes, the 2-Year CMS Rate will be published on any Interest Determination Date and it is possible that such non-publication may continue and could even increase. If, with respect to any Interest Determination Date, 2-Year CMS Rate is not available on the applicable screen at the relevant time, then it will be determined by the Calculation Agent, as discussed further herein under “Information About the 2‑Year CMS Rate”.
Regulatory Investigations Regarding the Potential Manipulation of the 2-Year CMS Rate May Adversely Affect the Value of the Notes
It has been reported that the U.K. Financial Conduct Authority ("FCA") and the Commodity Futures Trading Commission (the “CFTC”) are working together to investigate the potential manipulation of the 2-Year CMS Rate. If such manipulation occurred, it may have resulted in 2-Year CMS Rate being artificially lower (or higher) than it would otherwise have been. It is not possible to predict the further effect of any changes or reforms affecting 2-Year CMS Rate may result in a sudden or prolonged increase or decrease in the reported 2-Year CMS Rate, which may have an adverse impact on the amount of interest payable on, and the market value of, the Notes.

The 2-Year CMS Rate is Currently Based on a Hypothetical Interest Rate Swap Referencing 3-Month USD LIBOR. Uncertainty and Changes with Respect to LIBOR May Adversely Affect the 2-Year CMS Rate and the Amount Payable on, and the Value of, Your Notes
As described herein under “Information About the 2-Year CMS Rate”, 2-Year CMS Rate means, as of any Interest Determination Date, the rate for U.S. dollar swaps with a maturity of 2 years commencing as of such Interest Determination Date. An interest rate swap rate, at any given time, generally indicates the fixed rate of interest (paid semi-annually) that a counterparty in the swaps market would have to pay for a given maturity, in order to receive a floating rate (paid quarterly) equal to the 3-month USD London Interbank Offered Rate (“LIBOR”) for that same maturity. As a result, the 2-Year CMS Rate is significantly affected by actual or anticipated changes in the level of 3-month USD LIBOR.
Various interest rates and other indices that are deemed to be “benchmarks”, including LIBOR, are the subject of recent national, international and other regulatory guidance and proposals for reform. Some of these reforms are already effective, including the EU Benchmark Regulation (Regulation (EU) 2016/1011) (the “Benchmarks Regulation”), which compliance date was January 1, 2018, while others are still to be implemented. These reforms and other pressures may cause LIBOR to disappear entirely, to perform differently than in the past (as a result of a change in methodology or otherwise), create disincentives for market participants to continue to administer or contribute to LIBOR or have other consequences that cannot be predicted. On July 27, 2017, the Chief Executive of the FCA, which regulates LIBOR, announced that the FCA will no longer persuade or compel banks to submit rates for the calculation of LIBOR after 2021. On March 5, 2021, ICE and the FCA announced that all LIBOR settings will either cease to be provided by any benchmark administrator, or no longer be representative immediately after December 31, 2021 for all GBP, EUR, CHF and JPY LIBOR and for one-week and two-month USD LIBOR tenors, and immediately after June 30, 2023 for the remaining USD LIBOR tenors.
It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR, whether LIBOR rates will cease to be published or supported before or after 2021 or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. It is also impossible to predict the impact of any LIBOR-related developments on the method of calculation or the values of CMS rates. Any changes to 3-month U.S. dollar LIBOR or the calculation of CMS rates, and any uncertainty as to what these changes may be, may adversely affect CMS rates in a way that adversely affects the value of your Notes.
Historical Levels of the 2-Year CMS Rate do not guarantee Future Levels; the Applicable 2-Year CMS Rate will be Determined Solely on the Applicable Interest Determination Date
Historical levels of the 2-Year CMS Rate do not guarantee future levels of the 2-Year CMS Rate. It is not possible to predict whether the levels of the 2-Year CMS Rate will rise or fall during the term of the Notes.
Because the 2-Year CMS Rate for any relevant Interest Period during the Floating Interest Period will be determined solely as of the applicable Interest Determination Date, the 2-Year CMS Rate for any such Interest Period will not be considered on any other dates during the term of the Notes. Therefore, even if the 2-Year CMS Rate as of any day that is not the Interest Determination Date for the applicable Interest Period is higher than the 2-Year CMS Rate as of such Interest Determination Date, the amount of interest on the corresponding Interest Payment Date will not take into account that higher level.
In addition, there are significant risks associated with the potential discontinuance of the publication of the 2-Year CMS Rate, as described above.
Risks Relating to General Credit Characteristics
Your Investment is Subject to the Credit Risk of the Bank
The Notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus and prospectus supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including the payment of interest and the return of the Principal Amount at maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The COVID-19 Virus may Have an Adverse Impact on the Bank
On March 11, 2020, the World Health Organization declared the outbreak of a strain of novel coronavirus disease, COVID-19, a global pandemic. Governments in affected areas have imposed a number of measures designed to contain the outbreak, including business closures, travel restrictions, quarantines and cancellations of gatherings and events. The spread of COVID-19 has had disruptive effects in countries in which the Bank operates and the global economy more widely, as well as causing increased volatility and declines in financial markets. COVID-19 has materially impacted and continues to materially impact the markets in which the Bank operates. If the pandemic is prolonged, or further diseases emerge that give rise to similar effects, the adverse impact on the global economy could deepen and result in further declines in financial markets. A substantial amount of the Bank’s business involves making loans or otherwise committing resources to specific companies, industries or countries. The COVID-19 pandemic’s impact on such borrowers, industries and countries could have a material adverse effect on the Bank’s financial results, businesses, financial condition or liquidity. The COVID-19 pandemic may also result in disruption to the Bank’s key suppliers of goods and services and result in increased unavailability of staff adversely impacting the quality and continuity of service to customers and the reputation of the Bank. As a result, the business, results of operations, corporate reputation and financial condition of the Bank could be adversely impacted for a substantial period of time.
Risks Relating to Liquidity
The Notes Lack Liquidity
The Notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Notes. SCUSA or any other dealer may, but is not obligated to, make a market in the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which SCUSA, if they choose to make a market in the Notes, is willing to purchase the Notes from you. If at any time SCUSA or any other dealer were not to make a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.
The Price at Which the Notes May Be Sold Prior to Maturity Depends on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased
The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) volatility of the level of interest rates and the market’s perception of future volatility of the level of interest rates, (ii) changes in interest rates generally, (iii) any actual or anticipated changes in our credit ratings or credit spreads, and (iv) time remaining to maturity.
Depending on the actual or anticipated level of interest rates, the market value of the Notes may decrease and you may receive substantially less than 100% of the issue price if you sell your Notes prior to maturity.
The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which SCUSA or any other party is willing to purchase the Notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude underwriting commissions paid with respect to the Notes and the cost of hedging our obligations under the Notes that are included in the original issue price. The cost of hedging includes the projected profit that we and/or our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by SCUSA as a result of dealer discounts, mark-ups or other transaction costs.

Risks Relating to Hedging Activities and Conflicts of Interest
There Are Potential Conflicts of Interest Between You and the Calculation Agent
The Calculation Agent will, among other things, determine the Floating Interest Rate and decide the amount of your payment for any Interest Payment Date on the Notes. Our affiliate, Scotia Capital Inc., will serve as the Calculation Agent. We may change the Calculation Agent after the Original Issue Date without notice to you. For additional information as to the Calculation Agent’s role, see “Summary—Calculation Agent” herein. The Calculation Agent will exercise its judgment when performing its functions. Because determinations made by the Calculation Agent may affect payments on the Notes, the Calculation Agent may have a conflict of interest if it needs to make any such determination.
In addition, and without limiting the generality of the previous paragraph, the Calculation Agent may choose a successor rate in certain circumstances as described under “Information About the 2-Year CMS Rate” herein. For the avoidance of doubt, any decision made by the Calculation Agent will be effective without consent from the holders of the Notes or any other party. Potential conflicts of interest may exist between the Bank, the Calculation Agent and holders of the Notes. All determinations made by the Calculation Agent in such a circumstance will be conclusive for all purposes and binding on the Bank and holders of the Notes. In making these potentially subjective determinations, the Bank and/or the Calculation Agent may have economic interests that are adverse to your interests, and such determinations may adversely affect the value of and return on your Notes. Because the continuation of the 2-Year CMS Rate on the current basis cannot and will not be guaranteed, the Calculation Agent is likely to exercise more discretion in respect of calculating interest payable on the Notes than would be the case in the absence of such a need to select a successor rate.
We, our Subsidiaries or Affiliates may Publish Research that Could Affect the Market Value of the Notes. We also expect to Hedge Our Obligations under the Notes.
We or one or more of our affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the market value of the Notes. In addition, we or one or more affiliates expect to hedge our obligations under the Notes and may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction.
Trading Activities by the Bank or its Affiliates May Adversely Affect the Market Value of the Notes
As described below under “Use of Proceeds and Hedging”, we or one or more affiliates may but are not required to, hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in CMS rates, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. There can be no assurance that any hedging transaction we or our affiliates may undertake with respect to our exposure under the Notes will be successful or will be maintained over the term of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the 2-Year CMS Rate.
These trading activities may present a conflict between your interest in CMS rates and the interest we, SCUSA, and our other affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes and market value of the Notes.
The Business Activities of the Bank or Its Affiliates May Create Conflicts of Interest
As noted above, we or one or more of our affiliates expect to engage in trading activities related to the 2-Year CMS Rate that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the Notes and the interests we, SCUSA and our other affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.

INFORMATION ABOUT THE 2-YEAR CMS RATE

“2-Year CMS Rate” means, as of any Interest Determination Date, the rate for U.S. dollar swaps with a maturity of 2 years commencing as of such Interest Determination Date, as displayed on Reuters page “ICESWAP1” (or any successor service or page, as determined by the Calculation Agent) as of 11:00 a.m., New York City time, on such Interest Determination Date. 2-Year CMS Rate measures the fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a maturity of 2 years. In such a hypothetical swap transaction, the fixed rate of interest, payable semi-annually on a 30/360 day count basis, is exchangeable for a floating 3-month U.S. dollar LIBOR (as defined in the accompanying prospectus supplement) based payment stream that is payable quarterly on an Actual/360 day count basis. 3‑month USD LIBOR reflects the rate at which banks lend U.S. dollars to each other for a term of 3 months in the London interbank market without pledging any collateral or security. 2-Year CMS Rate is administered, calculated and maintained by ICE.
Additional information about CMS rates, including the 2-Year CMS Rate, may be available on ICE’s website.
The discussion below regarding the unavailability and discontinuance of the 2 Year CMS Rate supersede any comparable discussion in the accompanying prospectus supplement.
Unavailability of the 2-Year CMS Rate
If the 2-Year CMS Rate is not displayed on the relevant designated screen or page by 11:00 A.M., New York City time, on an Interest Determination Date, then the 2-Year CMS rate will be determined by the Calculation Agent, taking into account any successor or alternative rate to LIBOR, if applicable. Specifically, if LIBOR has been discontinued at such time, the Calculation Agent may select an alternative rate for the floating leg of such hypothetical fixed-for-floating U.S. dollar interest rate swap transaction.
As described above, ICE and the FCA announced on March 5, 2021 that all LIBOR settings will either cease to be provided by any benchmark administrator, or no longer be representative immediately after December 31, 2021 for all GBP, EUR, CHF and JPY LIBOR and for one-week and two-month USD LIBOR tenors, and immediately after June 30, 2023 for the remaining USD LIBOR tenors.
Discontinuance of the 2-Year CMS Rate
If the calculation and publication of the 2-Year CMS Rate is permanently or indefinitely discontinued, then the Calculation Agent may identify an alternative rate that it determines represents the same or a substantially similar measure or benchmark as the 2-Year CMS rate (a “Successor 2-Year CMS Rate”), then the Calculation Agent may determine the Floating Interest Rate for that (and any subsequent) Interest Determination Date by reference to such Successor 2-Year CMS Rate. Upon the selection of a Successor 2-Year CMS Rate by the Calculation Agent pursuant to this paragraph, references in this pricing supplement to the 2‑Year CMS Rate will instead be deemed to refer to the Successor 2-Year CMS Rate for all purposes, including the determination of the Floating Interest Rate (and, therefore, interest payable on the Notes). If the Calculation Agent selects a Successor 2-Year CMS Rate, the Calculation Agent may make any adjustments to the terms of the Notes for any technical, administrative or operational changes (including changes to the timing and frequency of determining the Floating Interest Rate, the Interest Payment Dates, the Minimum Rate and other administrative matters) that it determines are appropriate in light of the Successor 2-Year CMS Rate. In determining a Successor 2-Year CMS Rate, the Calculation Agent will give due consideration to any alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including by the Alternative Reference Rates committee or any other committee or working group thereof) and accepted market practice and usage.

HISTORICAL PERFORMANCE OF THE 2-YEAR CMS RATE

We obtained the information regarding the historical performance of the 2-Year CMS Rate in the graph below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg and have not undertaken an independent review or due diligence of the information. The historical performance of the 2-Year CMS Rate should not be taken as an indication of its future performance, and no assurance can be given as to the future performance of the 2-Year CMS Rate. We cannot give you assurance that the performance of the 2-Year CMS Rate will result in any positive return on your initial investment.
Historically, the 2-Year CMS Rate has experienced significant fluctuations. Any historical upward or downward trend in the level of the 2-Year CMS Rate during any period shown below is not an indication that the interest payable on the Notes is more or less likely to increase or decrease at any time during the Floating Interest Period. Additionally, the 2-Year CMS Rate was not published by ICE on certain days. For any such days, the below graph reflects 2-Year CMS Rate most recently published on the day preceding such date.
On August 16, 2021, the 2-Year CMS Rate was 0.288%. The graph below sets forth the historical performance of the 2-Year CMS Rate from January 1, 2011 through August 16, 2021. Past performance of the 2-Year CMS Rate is not indicative of future performance of the 2-Year CMS Rate.
2-Year CMS Rate

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Pursuant to the terms of a distribution agreement, SCUSA, an affiliate of the Bank, has agreed to purchase the Notes from the Bank at the Principal Amount and, as part of the distribution of the Notes, has agreed to sell the Notes to other registered broker-dealers at a discount equal to the discount per Principal Amount of the Notes indicated on the cover hereof. The Notes were offered to the public at the price to public specified on the cover hereof.
In addition, SCUSA or another of its affiliates or agents may use the accompanying prospectus and prospectus supplement to which this pricing supplement relates in market-making transactions after the initial sale of the Notes. While SCUSA may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.
The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Original Issue Date.
Conflicts of Interest
Because SCUSA is an affiliate of the Bank, SCUSA has a ‘‘conflict of interest’’ in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. SCUSA is not permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
SCUSA and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. SCUSA and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, SCUSA and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. SCUSA and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Additionally, because the dealer from which you purchase the Notes may conduct hedging activities for us in connection with the Notes, that dealer may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the Notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the Notes to you in addition to the compensation they would receive for the sale of the Notes.
Prohibition of Sales to EEA Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to United Kingdom Retail Investors
The only categories of person in the United Kingdom to whom this document may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This document is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This document may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to the Bank. The Notes are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.

TAX REDEMPTION

The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price equal to the Principal Amount thereof together with accrued and unpaid interest to the date fixed for redemption, upon the giving of a notice as described below, if:
•
as a result of any change (including any announced prospective change) in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada (or the jurisdiction of organization of the successor to the Bank) or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the Trade Date (or, in the case of a successor to the Bank, after the date of succession), and which in the written opinion to the Bank (or its successor) of legal counsel of recognized standing has resulted or will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which interest is due, additional amounts with respect to the Notes; or

•
on or after the Trade Date (or, in the case of a successor to the Bank, after the date of succession), any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada (or the jurisdiction of organization of the successor to the Bank) or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to the Bank (or its successor), or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to the Bank (or its successor) of legal counsel of recognized standing, will result (assuming, in the case of any announced prospective change, that such change, amendment, application, interpretation or action is applied to the Notes by the taxing authority and that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which interest is due, additional amounts with respect to the Notes;

and, in any such case, the Bank (or its successor), in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it (or its successor).
In the event the Bank elects to redeem the Notes pursuant to the provisions set forth in the preceding paragraph, it shall deliver to the Trustees a certificate, signed by an authorized officer, stating (i) that the Bank is entitled to redeem such Notes pursuant to their terms and (ii) the Principal Amount of the Notes to be redeemed.
Notice of intention to redeem such Notes will be given to holders of the Notes not more than 45 nor less than 30 days prior to the date fixed for redemption and such notice will specify, among other things, the date fixed for redemption, and on or promptly after the redemption date, it will give notice of the redemption price.

MATERIAL CANADIAN INCOME TAX CONSEQUENCES

The following is a summary of the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires, as beneficial owner, Notes, including entitlements to all payments thereunder, pursuant to this pricing supplement, and who, at all relevant times, for purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Act”) is not, and is not deemed to be, resident in Canada; deals at arm’s length with the Bank, and with any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the Notes; does not use or hold the Notes in a business carried on in Canada; is not a “specified shareholder” and is not a person who does not deal at arm’s length with a “specified shareholder” (as defined for purposes of subsection 18(5) of the Act) of the Bank; and does not receive any payment of interest on the Notes in respect of a debt or other obligation to pay an amount to a person with whom the Bank does not deal at arm’s length (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere.
This summary is based upon the current provisions of the Act and an understanding of the current administrative practices and assessing policies of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Act publicly announced by or on behalf of the Minister of Finance prior to the date hereof (the “Proposals”) and assumes that all Proposals will be enacted in the form proposed. However, no assurance can be given that the Proposals will be enacted as proposed or at all. This summary does not otherwise take into account any changes in law or in administrative practices or assessing policies, whether by legislative, administrative or judicial action, nor does it take into account any provincial, territorial or foreign income tax considerations, which may differ from those discussed herein.
This summary is of a general nature only and is not intended to be legal or tax advice to any particular purchaser.  This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, purchasers of the Notes should consult their tax advisors with respect to their particular circumstances.
Currency Conversion
Generally, for purposes of the Act, all amounts relating to the acquisition, holding or disposition of the Notes not denominated in Canadian dollars must be converted into Canadian dollars based on the exchange rates as determined in accordance with the Act. The amounts subject to withholding tax and any capital gains or capital losses realized by a Non-Resident Holder may be affected by fluctuations in the relevant exchange rate.
Notes
No Canadian withholding tax will apply to interest or principal paid or credited to a Non-Resident Holder by the Bank or to proceeds received by a Non-Resident Holder on the disposition of a Note, including on a redemption, payment on maturity, repurchase or purchase for cancellation.
No other tax on income or gains will be payable by a Non-Resident Holder on interest or principal, or on proceeds received by a Non-Resident Holder on the disposition of a Note, including on a redemption, payment on maturity, repurchase or purchase for cancellation.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences to U.S. Holders of the purchase, beneficial ownership and disposition of the Notes.
For purposes of this summary, a “U.S. Holder” is a beneficial owner of a Note that is:
•	an individual who is a citizen or a resident of the United States, for U.S. federal income tax purposes;
•
a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•
a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons, for U.S. federal income tax purposes, have the authority to control all of its substantial decisions.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States for U.S. federal income tax purposes by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one third of the days present in the immediately preceding year, and one sixth of the days present in the second preceding year).
This summary is based on interpretations of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may materially and adversely affect the U.S. federal income tax consequences described herein. In addition, this summary addresses only U.S. Holders that purchase Notes at initial issuance, and own Notes as capital assets and not as part of a “straddle,” “hedge,” “synthetic security,” or a “conversion transaction” for U.S. federal income tax purposes or as part of some other integrated investment. This summary does not discuss all of the tax consequences (such as any alternative minimum tax consequences) that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws (such as banks, thrifts or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark-to-market treatment; regulated investment companies or real estate investment trusts; small business investment companies; S corporations; partnerships; or investors that hold their Notes through a partnership or other entity treated as a partnership for U.S. federal income tax purposes; U.S. Holders whose functional currency is not the U.S. dollar; certain former citizens or residents of the United States; retirement plans or other tax-exempt entities, or persons holding the Notes in tax-deferred or tax-advantaged accounts; persons that purchase or sell the Notes as part of a wash sale for tax purposes; or “controlled foreign corporations” or “passive foreign investment companies” for U.S. federal income tax purposes). This summary also does not address the tax consequences to shareholders, or other equity holders in, or beneficiaries of, a holder, or any state, local or non-U.S. tax consequences of the purchase, ownership or disposition of the Notes. Investors should consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of Notes arising under the laws of any other taxing jurisdiction.
U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes and Payments of Interest
While there is no authority that specifically addresses the U.S. federal income tax treatment of an instrument such as the Notes, the Notes should be treated as indebtedness for U.S. federal income tax purposes, and the balance of this summary assumes that such Notes are treated as indebtedness for U.S. federal income tax purposes. However, the U.S. Internal Revenue Service (the “IRS”) could assert that the Notes should be treated pursuant to some other characterization for U.S. federal income tax purposes. If the Notes were treated as other than indebtedness, your U.S. federal income tax consequences in respect of the Notes could be materially different from those described herein. You should consult with your tax advisor regarding the appropriate characterization of the Notes for U.S. federal income tax purposes.

Based on current projections, we intend to treat the Notes for U.S. federal income tax purposes as paying the Fixed Interest Rate for each Interest Period, and the Notes as not issued with original issue discount. Under this treatment, interest payments on the Notes will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s normal method of accounting for tax purposes. Pursuant to the terms of the Notes, you agree to treat the Notes consistent with our treatment for all U.S. federal income tax purposes.
Sale, Exchange or Maturity of the Notes
On a taxable disposition of a Note, you should generally recognize taxable gain or loss equal to the difference between (1) the amount realized on such taxable disposition (other than amounts attributable to accrued but untaxed interest) and (2) your adjusted tax basis in the Note. Your adjusted tax basis in a Note generally will equal your cost of the Note. Because the Note is held as a capital asset, as defined in Section 1221 of the Code, such gain or loss will generally constitute capital gain or loss. Capital gain of a noncorporate U.S. Holder is generally taxed at preferential rates where such holder has a holding period of greater than one year. The deductibility of a capital loss realized on the taxable disposition of a Note is subject to limitations.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that your Notes should be treated in the manner described above. However, the U.S. federal income tax treatment of the Notes is uncertain. We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described above. We urge you to consult your tax advisor as to the tax consequences of your investment in the Notes.
FATCA
The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
Medicare Tax on Net Investment Income
U.S. Holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax with respect to your investment in the Notes.

Specified Foreign Financial Assets
Certain U.S. Holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this reporting obligation to your ownership of the Notes.
Backup Withholding and Information Reporting
Interest paid on the Notes, and proceeds received from a taxable disposition of the Notes, will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding if you fail to provide certain identifying information (such as an accurate taxpayer number) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
You should consult your tax advisor as to the federal, state, local and other tax consequences of acquiring, holding and disposing of the Notes and receiving payments under the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Bank).

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the accompanying prospectus supplement under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.
In anticipation of the sale of the Notes, we or our affiliates expect, but are not required, to enter into hedging transactions involving purchases of securities or over-the-counter derivative instruments. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.
We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those similar securities. We or our affiliates may close out our or their hedge on or before the Maturity Date.
The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See “Additional Risk Factors” and “Supplemental Plan of Distribution (Conflicts of Interest)” herein for a discussion of these adverse effects.

VALIDITY OF THE NOTES

In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the notes offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the notes will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the issuer, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the notes, authentication of the notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated November 30, 2018 filed with the SEC as Exhibit 5.3 to the Registration Statement on Form F-3 on November 30, 2018.
In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the issuer in conformity with the Indenture, and when the notes have been duly executed, authenticated and issued in accordance with the Indenture, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of the issuer, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act.  This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated November 30, 2018, which has been filed as Exhibit 5.2 to the issuer’s Form F-3 filed with the SEC on November 30, 2018.